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                                                                    EXHIBIT 23-G

                        CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

February 27, 1998

Board of Directors
USF&G Corporation
6225 Smith Avenue
Baltimore, MD 21209

            Re: Registration Statement of The St. Paul Companies, Inc.
              on Form S-4

Gentlemen and Mesdame:

Reference is made to our opinion letter dated January 19, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of USF&G Corporation (the "Company") of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of January 19, 1998, among The St. Paul Companies, Inc. ("St. Paul"), SP Merger Corporation, a wholly-owned subsidiary of St. Paul ("Merger Subsidiary"), and the Company (the "Agreement"). Pursuant to the Agreement, as amended, Merger Subsidiary shall be merged with and into the Company and each outstanding Share will be converted into the right to receive a fraction (the "Exchange Ratio") of a share of Common Stock, without par value, of St. Paul, determined by dividing $22.00 by the Average Parent Price (as defined in the Agreement); PROVIDED, HOWEVER, that the Exchange Ratio shall not exceed 0.2973 nor be less than 0.2821.

The aforementioned opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that St. Paul has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--The Merger--Opinions of Financial Advisor," "The Merger--Reasons for the Merger; Recommendations of the Board of Directors--USF&G" and "The Merger--Opinions of Financial Advisors--USF&G--Goldman Sachs" and to the inclusion of the aforementioned opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)